Exhibit 10.11

FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment To Lease Agreement (this "Fourth Amendment") by and between 640 Ellicott Street, LLC, a New York limited liability company having an address at 640 Ellicott Street, Suite 40 I, Buffalo New York 14203 (the "Landlord") and ACY Auctions Inc., a Delaware corporation with offices at 640 Ellicott Street, Buffalo, New York 14203 (the "Tenant") is effective the 3 I st day of January, 2024 (the "Effective Date").

WHEREAS, Landlord and Tenant are parties to a certain lease agreement dated as of November 30, 2017, as amended (the "Lease"); and

WHEREAS, pursuant to the terms of the Lease, First Amendment to Lease Agreement, Second Amendment to Lease Agreement, and Third Amendment to Lease Agreement, Tenant currently leases forty-three thousand one hundred and eight (43, I 08) rentable square feet (the "Premises") of the building located at 640 Ellicott Street, Buffalo, New York (the "Building"); and

WHEREAS, pursuant to the terms of the Third Amendment to Lease Agreement, effective February I, 2024 Tenant has agreed to lease from Landlord and Landlord has agreed to lease to Tenant an additional five thousand seven hundred (5,700) rentable square feet of office space located on the fourth floors of the Building, which space is identified as areas "A" and "B" on Exhibit A(3) attached hereto (the "Third Ex,Qansion S12ace"); and

WHEREAS, pursuant to the terms of the Third Amendment to Lease Agreement Landlord has granted to Tenant an option (the "Option") to lease additional space in the Building designated as areas "C" through "F" on Exhibit A(3) (the "Fourth Ex,Qansion S,Qace"), totaling an additional eighteen thousand one hundred (18, I 00) rentable square feet of office space; and

WHERAS, Landlord and Tenant wish to modify certain terms of the Third Amendment to Lease Agreement, and

WHEREAS, Tenant desires an option to lease additional space in the Building designated as area "G" on Exhibit A(4) (the "Fifth Ex,Qansion S,Qace"), totaling approximately twenty five thousand (25,000) rentable square feet of office space, which shall be exercisable only in the event Tenant elects not to exercise its option to lease the space in the Building designated as areas "C" and "D" on Exhibit A(3) pursuant to the terms of the Third Amendment to Lease Agreement; and

WHEREAS, Landlord and Tenant desire to modify the terms of the Lease to reflect the foregoing and other items not addressed in the Lease.

NOW, THEREFORE, in consideration of mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be bound hereby, the pmties hereto agree as follows:

I. All capitalized terms not defined herein shall have the meaning set forth in the Lease.

2.
Exhibit A{4} is hereby added to the Lease in the same form as Exhibit A{4} attached hereto.

3.
Section 4. of the Third Amendment to Lease Agreement shall be replaced in its entirety with the following:

"Base Rent per rentable square foot for the Third Expansion Space shall be the same rate per rentable square foot charged for the Premises. The Commencement Dates and corresponding dates for commencement of the payment of Base Rent for the Third Expansion Space are set forth on the schedule below, with successive installments to be paid on or before the first day of each month thereafter in accordance with the terms of Section 3.1 of the Lease.

4.
The second sentence of Section 2.1, Grant of Lease, is hereby deleted in its entirety and replaced with the following:

"A copy of the Building's floor plan is attached hereto as Exhibit A, Exhibit A(l), Exhibit A(2), Exhibit A(3), and Exhibit A(4)."

5.
Section 6. of the Third Amendment to Lease Agreement shall be replaced in its entirety with the following:

"The second sentence of Section 3.2, Payment of Operating Expenses, is hereby deleted in its entirety and replaced with the following:

"Tenant's pro rata share shall be calculated as the percentage of the Building's RSF occupied by Tenant pursuant to this Lease, which is specified below out of the total 110,590 RSF in the Building."

6.
Landlord hereby grants Tenant the exclusive right and option to lease the Fifth Expansion Space (the "Additional Option"). The Additional Option shall permit Tenant to lease all of the Fifth Expansion Space on the terms and conditions set forth in the Lease, as amended. The Additional Option shall be exercisable only in the event Tenant choses not to exercise the Option as it pertains to areas in the Building designated as "C" and "D" on Exhibit A(3).

Tenant shall provide notice to Landlord no later than March 31, 2024 should Tenant elect in its sole discretion to exercise the Additional Option. Upon delivery of such notice, Tenant and Landlord shall diligently and in good faith work toward amending the Lease to reflect the additional space, the corresponding increases in Base Rent and Operating Expenses, and the delivery schedule for the additional space. This Additional Option shall not be construed as amending any of Tenant's other rights under the Lease, including, without limitation, Tenant's Right of First Refusal set forth in Section 3.8 of the Lease. The Additional Option shall expire on March 31, 2024.

1f Tenant elects to lease additional space pursuant to its rights under the Additional Option then Tenant shall have the right to terminate its lease for the Third Expansion Space by providing notice to Landlord by March 31, 2024 of its intent to terminate.

If Tenant elects to lease additional space pursuant to its rights under the Additional Option then Tenant shall have the right to terminate its lease for the Second Expansion Space identified on Exhibit A(2) by providing notice to Landlord of its intent to terminate no later than ninety (90) days prior to Tenants occupancy of the Fifth Expansion Space.

7.
In the event of a conflict between any provisions of this Fourth Amendment and the Lease, the terms and conditions of this Fourth Amendment shall govern and control.

8.
This Fourth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.